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                                                                  EXHIBIT (k)(4)

                           LETTER OF REPRESENTATIONS

                                       of

                       MUNIHOLDINGS FLORIDA INSURED FUND

                                      and

                       IBJ SCHRODER BANK & TRUST COMPANY

                                                ____________, 1997



The Depository Trust Company
55 Water Street, 49th Floor
New York, New York  10041

Attention: General Counsel's Office


          Re:MuniHoldings Florida Insured Fund
          Issuance of Auction Market Preferred Shares(R) ["AMPS"(R)], Series A and Series B
          -----------------------------------------------------------


Ladies and Gentlemen:

     The purpose of this letter is to set forth certain matters relating to the proposed issuance and sale by MuniHoldings Florida Insured Fund, a Massachusetts business trust (the "Issuer"), of _______ Auction Market Preferred Shares, Series A (the "Series A AMPS"), and __________ Auction Market Preferred Shares, Series B (the "Series B AMPS"). The Series A AMPS and Series B AMPS are sometimes herein referred to together as the "AMPS."

     A description of the AMPS and the related offering are contained in a prospectus, dated ____________, 1997 (the "Prospectus"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Prospectus.

     IBJ Schroder Bank & Trust Company, in its capacity as Auction Agent (as defined in the Prospectus) (the "Auction Agent"), will act as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the AMPS. The AMPS are being distributed through The Depository Trust
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Company ("DTC") by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated (the "Underwriter").

     To induce DTC to accept the AMPS as eligible for deposit at DTC, and to act in accordance with its Rules (the "DTC Rules") with respect to the AMPS, the Issuer and the Auction Agent make the following representations to DTC:


     1. Prior to the issuance of the AMPS on ___________, 1997, the Issuer shall cause the Underwriter to deposit with DTC one or more share certificates representing the AMPS, registered in the name of DTC's nominee, Cede & Co., which will respectively represent the total number of AMPS outstanding, and said certificate(s) shall remain in DTC's custody.

     2. The Prospectus describes provisions for the solicitation of consents from, and voting by, holders of the AMPS under certain circumstances. The Issuer shall establish a record date or record dates for such purposes and shall give DTC notice of such record date or record dates not less than 15 days in advance of such record date or record dates, to the extent practicable.

     3. In the event of a full or partial redemption of AMPS outstanding, the Issuer or the Auction Agent shall give DTC notice of such event not less than 17 days prior to the redemption date.

     4. In the event of a partial redemption of AMPS outstanding, the Issuer or the Auction Agent shall send DTC a notice specifying the number of AMPS to be redeemed and the date such notice is to be mailed to shareholders of the Issuer or published by the Issuer (the "Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible facsimile transmission, registered or certified mail, overnight express delivery or hand delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the Business Day (as defined in the Prospectus) before the Publication Date. (The Issuer or the Auction Agent sending such notice shall have a method to verify subsequently the use of such means and the timeliness of the notice.) In the event of a partial redemption, the Publication Date shall not be less than 17 days prior to the redemption date.

     5. In the event of an invitation to tender the AMPS, notice by the Issuer or the Auction Agent to

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          shareholders of the Issuer specifying the terms of the tender and the
          Publication Date of such notice shall be sent to DTC by a secure means in the manner set forth in the preceding paragraph. Notices to DTC pursuant to this paragraph and notices of other corporate actions (including mandatory tenders, exchanges and capital changes) shall be sent by telecopy to DTC's Reorganization Department at (212) 709-1093
          or     (212) 709-1094, and receipt of such notices shall be confirmed by telephoning (212) 709-6884. Notices to DTC pursuant to the above shall be sent by mail or by any other means to:

               Manager, Reorganization Department
               Reorganization Window
               The Depository Trust Company
               7 Hanover Square, 23rd Floor
               New York, NY 10004-2695

     6. The Prospectus indicates that the dividend rates for the AMPS may vary from time to time. Absent other existing arrangements with DTC, the Issuer or the Auction Agent shall give DTC notice of each such change in the dividend rates on the same day the new rates are determined, by telephone to the Supervisor of the Announcements Section of the Dividend Department at (212) 709-1270, and such notice shall be followed by prompt written confirmation, sent by a secure means as described in paragraph 4 above, to:

               Manager, Announcements, Dividend Department
               The Depository Trust Company
               7 Hanover Square, 22nd Floor
               New York, New York  10004

     7. The Issuer and the Auction Agent acknowledge that as long as Cede & Co. is the sole record owner of the AMPS, Cede & Co. shall be entitled to all voting rights applicable to the AMPS and to receive the full amount of all dividends, Additional Dividends (as defined in the Prospectus), liquidation proceeds and redemption proceeds payable with respect to the AMPS. The Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant (defined in the DTC Rules to mean, generally, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations for whom DTC, directly or indirectly, holds securities) having AMPS credited to its DTC account as entitled to the full benefits of ownership of such shares. Without limiting the generality of the preceding sentence, the Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant

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          having AMPS credited to its DTC account as entitled to receive dividends, distributions and voting rights, if any, in respect of such shares and, subject to Sections 18 and 19 hereof, to receive certificates evidencing such AMPS if such certificates are to be issued in accordance with the Issuer's Declaration of Trust (as defined in the Prospectus). (The treatment by DTC of the effects of its crediting of AMPS to the DTC accounts of DTC Participants described in the preceding two sentences shall not affect the rights of the Issuer, participants in Auctions (as defined in the Prospectus) relating to the AMPS, purchasers, sellers or holders of AMPS against any DTC Participant).

     8. The Prospectus indicates that in the event the Issuer retroactively allocates any net capital gains or other income subject to regular Federal income tax to AMPS without having given advance notice thereof to the Auction Agent as described in the Prospectus solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the AMPS outstanding or the liquidation of the Issuer (the amount of such allocation being referred to herein as a "Retroactive Taxable Allocation"), the Issuer, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, will provide notice thereof to the Auction Agent and to each holder of AMPS (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the share books of the Issuer. The Issuer, within 30 days after such notice is given to the Auction Agent, will pay to the Auction Agent (who then will distribute to such holders of AMPS), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

     9. The Issuer will notify DTC, at least 10 Business Days prior to the payment date for any Additional Dividends, of (i) the record date for holders of AMPS entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP numbers set forth on the share certificates representing such AMPS.

     10. The Prospectus indicates that if the Issuer does not give advance notice of the amount of net capital gains or other income subject to regular Federal income tax to be included in a dividend on AMPS in the related Auction, the Issuer may include such taxable income in

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          a dividend on AMPS if it increases the dividend by an additional amount calculated as if such income were a Retroactive Taxable Allocation and the additional amount were an Additional Dividend. The Issuer or the Auction Agent will notify DTC, at least five Business Days prior to the applicable Dividend Payment Date, of the amount of such additional amount to be included in the dividend on a per share basis.

     11. The Prospectus indicates that in the event a Response (as defined in the Prospectus) indicates that it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectus) for the AMPS, the Issuer, by no later than the second Business Day prior to the relevant Auction Date (as defined in the Prospectus), may give a Notice of Special Dividend Period to the Auction Agent, DTC and each Broker-Dealer (as defined in the Prospectus), which notice will specify (i) the duration of the Special Dividend Period (as defined in the Prospectus), (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC (as described in paragraph 6 hereof) on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.

     12. All notices and payment advice sent to DTC shall contain the CUSIP numbers set forth on the share certificates representing the AMPS.

     13.  Notices generally to DTC by facsimile transmission shall be sent to
          (212) 709-1093 or (212) 709-1094. The Issuer or the Auction Agent shall call (212) 709-6884 to confirm such receipt of notice. Except as provided in paragraph 6 hereof, notices to DTC by any other means shall be sent to:

               Manager, Reorganization Department
               Reorganization Window
               The Depository Trust Company
               7 Hanover Square, 23rd Floor
               New York, New York 10004

     14. Dividend payments shall be received by Cede & Co., as nominee of DTC, or its registered assigns, in same-day funds on each payment date or the equivalent as agreed between the Issuer or the Auction Agent and DTC ("Fed-Funds") Such payment shall be made payable to the order

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          of "Cede & Co."  Absent any other agreement between the Issuer or the
          Auction Agent and DTC, such payments shall be addressed as follows:

               Manager, Cash Receipts, Dividends
               The Depository Trust Company
               7 Hanover Square, 24th Floor
               New York, New York 10004

     15. Redemption payments shall be made in Fed-Funds in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which previously has been provided to the Auction Agent.

     16. DTC may direct the Issuer or the Auction Agent to use any other telephone number for facsimile transmission, address, or department of DTC as the number, address or department to which payments of dividends, redemption proceeds or notices may be sent.

     17. In the event of a redemption necessitating a reduction in the number of AMPS outstanding, DTC in its discretion may (a) request the Issuer to execute and deliver new share certificates representing the remaining AMPS outstanding or (b) make appropriate notations on the certificates indicating the date and amounts of such reductions. In the case of redemption of all of the shares, DTC will surrender the certificates which it may hold to the Auction Agent for cancellation if required.

     18. In the event the Issuer determines that Beneficial Owners of the AMPS of any series shall be able to obtain certificates representing such AMPS (as provided for in the Issuer's Declaration of Trust), the Issuer or the Auction Agent shall notify DTC of the availability of share certificates representing such AMPS, as the case may be, and shall issue, transfer and exchange such certificates as required by DTC and others in appropriate amounts.

     19. DTC may determine to discontinue providing its services as securities depository with respect to the AMPS at any time by giving reasonable notice to the Issuer and to the Auction Agent (at which time DTC will confirm with the Auction Agent the aggregate amount of the AMPS then outstanding). Under such circumstances, the Issuer and the Auction Agent will cooperate with DTC in taking appropriate action to provide for a substitute or successor securities depository or to make available one or more separate certificates evidencing the AMPS

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          to any DTC Participant having such shares credited to its DTC account.

     20. The Issuer hereby authorizes DTC to provide to the Auction Agent position listings of its DTC Participants with respect to the AMPS from time to time at the request of the Auction Agent and at DTC's customary fee, and also authorizes DTC, in the event of a partial redemption of AMPS, to provide, and DTC hereby agrees to provide the Auction Agent, upon request, with the names of those DTC Participants whose positions in such AMPS have been selected for redemption by DTC. DTC agrees to use its best efforts to notify the Auction Agent of those DTC Participants whose positions in the AMPS have been selected for redemption by DTC. The Issuer authorizes the Auction Agent to provide DTC with such signatures, exemplars of signatures and authorizations to act as may be deemed necessary by DTC to permit DTC to discharge its obligations to its DTC Participants and appropriate regulatory authorities.

          This authorization, unless revoked by the Issuer, shall continue with respect to the AMPS while any such shares are on deposit at DTC, until and unless the Auction Agent no longer shall be acting in such capacity. In such event, the Issuer shall provide DTC with similar evidence of the authorization of any successor thereto so to act.

          This letter is executed by or on behalf of the trustees of the Fund solely in their capacity as such trustees, and shall not constitute their personal obligation either jointly or severally in their individual capacities. No trustee, officer or shareholder of the Fund shall be liable for any obligations of the Fund under this instrument and the Fund shall be solely liable therefor; all parties hereto shall look solely to the Fund property for the payment of any claim, or the performance of any obligation, hereunder.

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     21.  Nothing herein shall be deemed to require the Auction Agent to advance funds on behalf of the Issuer.

                         Very truly yours,

                         MUNIHOLDINGS FLORIDA INSURED FUND
                                    as Issuer


                         By:_______________________________
                            Name:
                            Title:


                         IBJ SCHRODER BANK & TRUST COMPANY
                                    as Auction Agent


                         By:_______________________________
                            Name:
                            Title:

Received and Accepted:

THE DEPOSITORY TRUST COMPANY


By:_______________________________
   Name:
   Title:


cc:  Merrill Lynch & Co.
     Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated

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                      Principal and Income Payments Rider
                      -----------------------------------



     1. This Rider supersedes any contradictory language set forth in the Letter of Representations to which it is appended.

     2.   With respect to payments in the Securities:

          A. Issuer or Agent shall provide notice to a standard interest and dividend announcement service subscribed to by DTC. In the event that no such service exists, Issuer or Agent shall provide such notice directly to DTC electronically, as previously arranged by Issuer or Agent and DTC. If electronic transmission has not been arranged, absent any other arrangements between Issuer or Agent and DTC, such notice shall be sent by telecopy to DTC's Dividend Department at (212) 709-1723 or (212) 709-1686, and receipt of such notices shall be confirmed by telephoning (212) 709-1270. Notices to DTC pursuant to the above by mail or any other means shall be sent to:

               Manager, Announcements
               Dividend Department
               The Depository Trust Company
               7 Hanover Square, 22nd Floor
               New York, NY 10004-2695

          B.   Issuer or Agent shall provide DTC, no later than noon (Eastern
               Time) on each periodic interest, principal or dividend payment date, a written notice of payment information containing the Security CUSIP numbers for which payment will be sent, as well as the dollar amount of payment.

          C. Dividends, interest payments and principal payments that are part of periodic principal-and-interest payments shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds no later than 2:30 p.m. (Eastern Time) on each payment date. Absent any other arrangements between Issuer or Agent and DTC, such funds shall be wired as follows:
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               The Chase Manhattan Bank
               ABA # 021 000 021
               For Credit to a/c Cede & Co.
               c/o The Depository Trust Company
               Dividend Deposit Account # 066-026776

          D. Maturity and redemption payments with CUSIP-level detail shall be received by Cede & Co., as nominee of DTC, or its registered assigns, in same-day funds by 2:30 p.m. (Eastern Time) on the payable date. Absent any other arrangements between Issuer or Agent and DTC, such funds shall be wired as follows:

               The Chase Manhattan Bank
               ABA # 021 000 021
               For Credit to a/c Cede & Co.
               c/o The Depository Trust Company
               Redemption Deposit Account # 066-027306

          E. Principal payments (plus accrued interest, if any) as the result of optional tenders for purchase effected by means of DTC's Repayment Option Procedures shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds by 2:30 p.m. (Eastern Time) on the first payable date. Absent any other arrangements between Issuer or Agent and DTC, such funds shall be wired as follows:

               The Chase Manhattan Bank
               ABA # 021 000 021
               For Credit to a/c Cede & Co.
               c/o The Depository Trust Company
               Reorganization Deposit Account # 066-027608